Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RA PHARMACEUTICALS, INC.

ARTICLE I

NAME

The name of the Corporation is Ra Pharmaceuticals, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares, which shall be shares of common stock with a par value of $0.001 per share.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY; INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.

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